Exhibit 5.1

KPMG LLP	Telephone	(416) 228-7000
CHARTERED ACCOUNTANTS	Telefax	(416) 228-7123
Yonge Corporate Centre	Internet	www.kpmg.ca
4100 Yonge Street, Suite 200
Toronto ON M2P 2H3
Canada

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

North American Palladium Ltd.:

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form F-10 (“Registration Statement”) of our report dated February 27, 2007, with respect to the consolidated balance sheets of North American Palladium Ltd. as at December 31, 2006 and 2005, and the related consolidated statements of earnings (loss) and deficit and cash flows for each of the years in the three year period ended December 31, 2006, which report appears in the annual report on Form 40-F of North American Palladium Ltd. for the year ended December 31, 2006.

We also consent to the inclusion of our report with respect to the supplementary schedule of “Reconciliation to Accounting Principles Generally Accepted in the U.S.” included in the Form 40-F. Our report is dated February 27, 2007, except as to the Supplementary Schedule which is as of March 30, 2007.

We also consent to the reference to our Firm under the headings “Auditors” and “Selected Financial Data” in the prospectus, which is part of this Registration Statement.

/s/ KPMG LLP
Chartered Accountants, Licensed Accountants

Toronto, Canada

June 20, 2007

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.